COMPOSITE

                          CERTIFICATE OF INCORPORATION

                                       OF

                             PASSUR AEROSPACE, INC.


FIRST:  The name of the Corporation is PASSUR Aerospace, Inc.

SECOND: The purposes for which it is formed are as follows:

        (a) To engage in the business of manufacturing, creating, compounding, developing, inventing, owning, acquiring, producing, processing, constructing, storing, assembling, preparing for market, exhibiting, distributing, installing, buying, selling, leasing, renting, mortgaging, licensing, exchanging, reconstructing, repairing, importing, exporting, and otherwise dealing with instruments, machinery, raw materials, natural or manufactured products, devices, systems, parts, supplies, apparatus, personal property, goods, wares, equipment, and merchandise of every kind, nature and description, tangible or intangible.

        (b) To engage in any mercantile distributing or trading business of any kind, character or description whatever within or without the State of New York or the United States of America. To buy and sell as broker, representative or agent or on its own account at wholesale and/or retail. To import, export, acquire, own, exchange, barter, transfer, contract, lease, encumber, prepare for market, package, distribute, ship, service, install, repair, alter, conduct, operate and deal with all goods, wares and merchandise of all types and every description.

        (c) To develop, apply for, obtain, register, purchase, lease, or otherwise acquire, and to hold, own, exercise, use, operate and introduce, any trade names, trademarks, labels, brands, designs, patents, inventions, improvements and processes, and to sell, lease, license, assign, pledge or dispose of any of the same, or any rights, privileges or interests in any of them, and to carry on any similar business, manufacturing or otherwise, which may be directly or indirectly necessary to effectuate these objects or any of them, provided always that this shall not be deemed to include any business except such as is permitted by the Corporation Laws of the State of New York.


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        (d)   To carry on and conduct a general agency business, to act, and to appoint others to act, as general agent, special agent, broker, factor, manufacturers' agent, purchasing agent, sales agent, distributing agent, representative and commission merchant, for individuals, firms, associations, and corporations in the distribution, delivery, purchase, and sale of goods, wares, merchandise, property, commodities, and articles of commerce of every kind and description, and in selling, promoting the sale of, advertising, and introducing, and contracting for the sale, introduction, advertisement, and use of, services of all kinds, relating to any and all kinds of businesses, for any and all purposes.

        (e) As principal, agent or broker and on commission or otherwise, to acquire, by purchase or otherwise, hold, own, develop, improve, repair, manage, maintain, rent, sell, convey, exchange, trade in and dispose of real property or any estate, interest or right therein; to erect, construct, alter, maintain, improve, demolish, raze, wreck and abandon buildings and structures of every kind and nature on any lands of the Corporation or upon any other lands, and to rebuild, alter and improve existing buildings and structures of every kind and nature to the extent now or hereafter permitted by law; to act as a loan broker; to lend money, whether secured by mortgages, mortgage bonds or other liens on real estate or unsecured.

        (f) To purchase, acquire, hold and dispose of the stocks, bonds and other securities or evidences of indebtedness of any corporation, domestic or foreign; and to pay cash therefor or to issue in exchange therefor this corporation's stock, bonds, or other obligations, and while owner of any such stock, bonds or other obligations, to possess and exercise in respect thereof all rights, powers and privileges of individual owners or holders thereof and to exercise any and all voting powers thereon.

        (g) To acquire the good will, rights and property of any other persons, firm, association or corporation engaged in any of the trades or businesses authorized to be carried on under this certificate of incorporation and to pay cash therefor or to issue or exchange therefor this corporation's stocks, bonds or other obligations, and to hold or in any manner dispose of the whole or any part of the property so purchased, or to conduct in any lawful manner the whole or any part of the business so acquired, and to exercise all the powers necessary or convenient in and about the conducting and management of such business.

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        (h)   To purchase, hold, sell, transfer, reissue or cancel the shares of its own capital stock or any securities or other obligations of the corporation in the manner and to the extent now or hereafter permitted to corporations organized under the laws of the State of New York.

        (i) To borrow or raise moneys for any of the purposes of this corporation, without limit as to amount, and in connection therewith to furnish collateral or other security either alone or jointly with any other person, firm or corporation; to make, execute, draw, accept, endorse, pledge, issue, sell or otherwise dispose of promissory notes, warrants, bonds, debentures and other evidence of indebtedness, negotiable or non-negotiable, transferable or non-transferable, secured or unsecured; to confer upon the holders of any of the obligations of this corporation such powers, rights and privileges as from time to time may be deemed advisable by the Board of Directors, to the extent permitted under the laws of the State of New York; to lend and advance money, extend credit, take notes, open accounts and any other evidence of indebtedness in connection therewith, whether secured or unsecured.

        (j) To make any guarantee respecting dividends, stock, bonds, contracts or other obligations of any other corporations or associations in which this corporation has or may have an interest so far as the same may be permitted by corporations organized under the corporation laws of the State of New York.

        (k) To have one or more offices, to carry on all or any of its operations and business, and, without restrictions or limit as to amount, to purchase or otherwise acquire, to hold, own, mortgage, sell, convey or otherwise dispose of real and personal property of every class and description in any of the states, districts, territories or colonies of the United States and in any and all foreign countries, subject to the laws of such state, district, territory, colony or country.

        (l) To carry on any of the above businesses or any business connected therewith wherever the same may be permitted by law, and to the same extent as the laws of this State will permit and as fully and with all the powers that the laws of this State confer upon corporations or organizations under this Act, and to do any and all of the business above mentioned and set forth to the same extent as natural persons might or could do.

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        (m)   To undertake, contract for or carry on any business incidental to or in aid of, or advantageous in pursuance of any of the objects or purposes of the corporation.

        (n) To do any of the things hereinbefore enumerated, for itself or for account of others, and to enter into, make, perform and carry out contracts, agreements or arrangements of every sort and kind for doing any part thereof which may be necessary or convenient for the business of this corporation, or business of a similar nature, with any person, entity, syndicate, partnership, association, trust or governmental or public authority, domestic or foreign, so far as and to the extent that the same may be done and performed by corporations organized under the New York Business Corporation Law.

        (o) To act generally as principal, agent, factor, representative, dealer, exporter, or importer, and in one or more of said capacities, to do, perform and carry out any and all of the purposes hereinbefore set forth.

        (p) In general, to carry on any other similar business in connection with the foregoing, and to have and exercise all the powers conferred by the laws of New York upon corporations formed under the Act hereinbefore referred to, and to do any or all of the things hereinbefore set forth to the same extent as natural persons might or could do.

         The foregoing clauses shall be construed as describing both purposes and objects, and powers, and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the power of this Corporation.

         THIRD: The office of the Corporation is to be located in the County of Suffolk, State of New York.

         FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is ten million (10,000,000) common shares, having a par value of $0.01 per share.

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         FIFTH: The Secretary of State is designated as the agent of the
Corporation upon whom process against the Corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is 35 Orville Drive, Bohemia, New York 11716.

         SIXTH: No holders of shares of the Corporation or any class, now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase or receive any shares of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe to or purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Corporation.

         SEVENTH: No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for any breach of duty as a director, except for liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated section 719 of the New York Business Corporation Law. Any repeal or modification of this Article or adoption or an inconsistent provision shall not adversely affect any right or protection of a director of the Corporation in respect of any matter occurring, or any cause of action, suit, or claim that would accrue or arise prior to such repeal, modification, or adoption of an inconsistent provision.

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EIGHTH:

I. CERTAIN RESTRICTIONS ON THE TRANSFER OF STOCK. In order to preserve the Tax Benefits (as such term is hereinafter defined), the restrictions set forth below shall apply for the period beginning on the ARTICLE EIGHTH Effective Date (as such term is hereinafter defined) and ending on the Expiration Date (as such term is hereinafter defined), unless the Board of Directors shall fix an earlier or later date in accordance with Section VI of this ARTICLE EIGHTH:

     A.   DEFINITIONS.

          1. ARTICLE EIGHTH EFFECTIVE DATE. March 2, 2000, which date is the date of the filing of this Amendment to this Corporation's Certificate of Incorporation with the Department of State of the State of New York.

          2. CONTROL. The possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person (as such term is hereinafter defined), whether through the ownership of voting securities, by contract, or otherwise. Such definition shall also apply to the terms "controlling," "controlled by" and "under common control with."

          3.   EXPIRATION DATE. November 30, 2000.

          4. INTERNAL REVENUE CODE. The Internal Revenue Code of 1986, as amended. Any reference to a particular Section or provision of the Internal Revenue Code shall be deemed to also refer to any successor Section or provision having similar effect.

          5. OWNERSHIP CHANGE. An "ownership change" with respect to the Company, as that term is used in Section 382(g) of the Internal Revenue Code and Treasury Regulations Section 1.382-2T(a)(1).

          6. OTHER PERMITTED HOLDERS. Any Person which has a Prohibited Ownership Percentage permitted under this Section I, whether pursuant to a consent of the Board of Directors or otherwise.

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          7.   PERSON. Any individual, corporation, estate, trust, association, company, partnership, joint venture, or similar organization, or any other entity described in Treasury Regulations Section 1.382-3(a)(1)(i).

          8. PROHIBITED OWNERSHIP PERCENTAGE. Any ownership in the Company that would cause a Person or Public Group (as such term is hereinafter defined) to be a "5-percent shareholder" of the Company within the meaning of Treasury Regulations Section 1.382-2T(g)(1)(i) or (ii). For this purpose, whether a Person or Public Group would be a "5-percent shareholder" shall be determined (u) by substituting "4.5 percent" for "5 percent" each place it appears in such provisions, (v) without giving effect to the following provisions: Treasury Regulations Sections 1.382-2T(g)(2), 1.382-2T(g)(3), 1.382-2T(h)(2)(iii) and
               1.382-2T(h)(6)(iii), (w) by treating every Person or Public Group which owns Stock, whether directly or by attribution, as directly owning such Stock notwithstanding any further attribution of such Stock to other Persons and notwithstanding Treasury Regulations
               Section 1.382-2T(h)(2)(i)(A), (x) by substituting the term "Person" in place of "individual" in Treasury Regulations Section 1.382-2T(g)(1)(i), (y) by taking into account ownership of Stock at any time during the "testing period" as defined in Treasury Regulations Section 1.382-2T(d)(1), and (z) by treating each day during the testing period as if it were a "testing date" as defined in Treasury Regulations Section 1.382-2(a)(4). In addition, for the purpose of determining whether any Person or Public Group has a Prohibited Ownership Percentage as of any date, the definition of Stock set forth in Subparagraph A(10) of this Section I shall be applied in lieu of the definition in Treasury Regulations Section 1.382-2T(f)(18), except that any option shall be treated as Stock only to the extent that treating it as Stock would cause an increase in ownership of such Person and such option would be deemed exercised pursuant to Treasury Regulations in effect from time to time (disregarding whether treating such option as exercised would cause an ownership change).

          9. PUBLIC GROUP. A "public group" with respect to the Company, as that term is used in Treasury Regulations Section
               1.382-2T(f)(13), excluding any "direct public group" with respect to the Company, as that term is used in Treasury Regulations
               Section 1.382-2T(j)(2)(ii).

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          10.  STOCK. All classes of stock of the Company, all options to acquire stock of the Company and all other interests that would be treated as stock in the Company pursuant to Treasury Regulations Section 1.382-2T(f)(18)(iii), other than (x) stock described in Section 1504(a)(4) of the Internal Revenue Code and
               (y) stock that would be described in such Section 1504(a)(4) but is not so described solely because it is entitled to vote as a result of dividend averages. As used in this ARTICLE EIGHTH, the term "option" shall have the meaning set forth in Treasury Regulations Section 1.382-2T(h)(4).

          11. TAX BENEFITS. The net operating loss carryovers and capital loss carryovers to which the Company is entitled under the Internal Revenue Code, free of restrictions under Section 382 of the Internal Revenue Code.

          12. TESTING DATE ACTION. Any Transfer or acquisition of Stock or any other action (including the acquisition or issuance of an option to Transfer or acquire Stock), if the effect of such Transfer, acquisition or other action would be to cause a "testing date" with respect to the Company within the meaning of Treasury Regulations Section 1.382-2(a)(4), determined by treating every Person and Public Group which has a Prohibited Ownership Percentage as a 5-percent shareholder as used in such Section.

          13. TRANSFER. Any means of conveyance of legal or beneficial ownership of Stock, whether such ownership is direct or indirect, voluntary or involuntary, including, without limitation, an indirect transfer of ownership through the transfer of any ownership interest of any entity that owns Stock.

          14. TRANSFEREE UNDERTAKING. A duly executed undertaking for the benefit of the Company by any transferee pursuant to which the transferee agrees that (i) it will not take any of the following actions without the prior consent of the Board of Directors: (x) acquire any additional Stock, (y) Transfer any Stock in violation of Paragraph B of this Section I, or (z) take or cause to be taken any Testing Date Action, (ii) upon request by the Company, it will furnish or cause to be furnished to the Company all certificates representing Stock held of record or beneficially, directly or indirectly, by it or by any Person, controlling, controlled by or under common control with it for the purpose of placing a legend on such certificates to reflect the undertakings described in clause (i) above, (iii) it acknowledges that "stop transfer" orders may be entered with the transfer agent (or agents) and the registrar (or registrars) of Stock against the transfer of Stock subject to the undertakings described in clause
               (i) above except in compliance with the requirements of such undertakings, and (iv) it will agree to such other actions and remedies as the Company may reasonably request in order to preserve the Tax Benefits.

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          15.  TREASURY REGULATIONS. The regulations promulgated by the
               Secretary of the Treasury under the Internal Revenue Code. Any reference to a particular Treasury Regulation or Section or provision thereof shall be deemed to also refer to any successor Regulation or Section or provision having similar effect.

     B. TRANSFER RESTRICTIONS. The following Transfers and actions shall be prohibited, unless (i) the Board of Directors has consented to such transfer and (ii) the transferee has entered into a Transferee
          Undertaking:

          1. GENERAL. No Person shall Transfer any Stock to any other Person to the extent that such Transfer, if effected, (i) would cause the transferee or any Person or Public Group to have a Prohibited Ownership Percentage, or (ii) would increase the ownership percentage of any transferee or any Person or Public Group having a Prohibited Ownership Percentage within the three-year period ending on and including the date of such Transfer.

          2. ADDITIONAL RESTRICTIONS ON TRANSFERS INVOLVING OTHER PERMITTED HOLDERS. In addition to the restrictions under Subparagraph B(1) above, (i) no Other Permitted Holder shall Transfer any Stock, and no other Person shall Transfer any Stock to an Other Permitted Holder, if, in either case, such Transfer would constitute a Testing Date Action, and (ii) no Other Permitted Holder shall take any other action that would constitute a Testing Date Action.

          3. ADDITIONAL RESTRICTIONS UNDER TRANSFEREE UNDERTAKINGS. In addition to the restrictions under Subparagraph B(1) above, (i) no Person who has delivered a Transferee Undertaking shall Transfer any Stock, and no Person shall Transfer any Stock to any Person who has delivered a Transferee Undertaking, if, in either case, such Transfer would result in a violation of such Transferee Undertaking, and (ii) no Person who has delivered a Transferee Undertaking shall take or cause to be taken any other action that would constitute a Testing Date Action.

          C. PERMITTED TRANSFERS. Unless otherwise restricted under Paragraph B of Section I or under a Transferee Undertaking or other agreement, Transfers of Stock may be made without a consent of the Board of Directors.

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          D.   WAIVERS. Notwithstanding anything herein to the contrary, the
               Board of Directors may waive any of the restrictions contained in Paragraph B of this Section I of this ARTICLE EIGHTH: (1) in the event of a tender or exchange offer within the meaning of the Securities Exchange Act of 1934, as amended, to acquire Stock constituting more than fifty percent in value of the outstanding Common Stock of the Company, so long as such waiver shall apply to all Transfers pursuant to such tender or exchange offer; (2) in connection with any Transfers of Stock in connection with underwritten offerings of such Stock; (3) in connection with any investment in or acquisition of a business or any business combination involving the Company or any subsidiary of the Company; and (4) in any other instance in which the Board of Directors reasonably and in good faith determines that a waiver would be in the best interests of the Company.

II. ATTEMPTED TRANSFER IN VIOLATION OF TRANSFER RESTRICTIONS. Unless the consent or waiver of the Board of Directors is obtained and except as provided in Paragraph C of Section II below, any attempted Transfer of shares of Stock of the Company in excess of the shares that could be Transferred to the transferee without restriction under Paragraph B of
     Section I above shall not be effective to transfer ownership of such excess shares (the "Prohibited Shares") to the purported acquiror thereof (the "Purported Acquiror"), and the Purported Acquiror shall not be entitled to any rights as a shareholder of the Company with respect to the Prohibited Shares, including, without limitation, the right to vote or to receive dividends with respect thereto. Nothing contained in this ARTICLE EIGHTH shall preclude the settlement of any transaction involving Stock entered into through the facilities of any national securities exchange. The application of the provisions and remedies described in the first sentence of this Section II and in Paragraphs A, B and C of this Section II this shall be deemed not to so preclude any such settlement. Paragraphs A, B and C below shall apply only in the case of violations of the restrictions contained in Subparagraph B(1) of Section I above.

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     A.   TRANSFER OF CERTIFICATES; SALE OF STOCK. Upon demand by the Company, the Purported Acquiror shall transfer any certificate or other evidence of purported ownership of the Prohibited Shares within the Purported Acquiror's possession or control, together with any dividends or other distributions paid by the Company with respect to the Prohibited Shares that were received by the Purported Acquiror (the "Prohibited Distributions"), to an agent to be designated by the Company (the "Agent"). If the Purported Acquiror has sold the Prohibited Shares to an unrelated party in an arm's-length transaction after purportedly acquiring them, the Purported Acquiror shall be deemed to have sold the Prohibited Shares for the Agent, and in lieu of transferring the Prohibited Shares and Prohibited Distributions to the Agent shall transfer to the Agent the Prohibited Distributions and the proceeds of such sale (the "Resale Proceeds") except to the extent that the Agent grants written permission to the Purported Acquiror to retain a portion of the Resale Proceeds not exceeding the amount that would have been payable by the Agent to the Purported Acquiror pursuant to Paragraph B of this Section II if the Prohibited Shares had been sold by the Agent rather than by the Purported Acquiror. Any purported Transfer of the Prohibited Shares by the Purported Acquiror, other than a transfer described in one of the two preceding sentences (unless such transfer itself violates the provisions of this ARTICLE EIGHTH), shall not be effective to transfer any ownership of the Prohibited Shares.

     B. ALLOCATION AND DISTRIBUTION OF PROCEEDS. The Agent shall sell to a Person whose ownership of such shares would not exceed the Prohibited Owner Percentage in an arm's-length transaction any Prohibited Shares transferred to the Agent by the Purported Acquiror, and the proceeds of such sale (the "Sale Proceeds"), or the Resale Proceeds, if applicable, shall be allocated to the Purported Acquiror up to the following amount: (1) where applicable, the purported purchase price paid or value of consideration surrendered by the Purported Acquiror for the Prohibited Shares and (2) where the purported Transfer of the Prohibited Shares to the Purported Acquiror was by gift, inheritance, or any similar purported transfer, the fair market value of the Prohibited Shares at the time of such purported Transfer. Any Resale Proceeds or Sales Proceeds in excess of the amount allocable to the Purported Acquiror pursuant to the preceding sentence, together with any Prohibited Distributions (such excess amount and Prohibited Distributions are collectively the "Subject Amounts"), shall be transferred to an entity designated by the Company that is described in Section 501(c)(3) of the Internal Revenue Code (the "Designated Charity"). In no event shall any such Prohibited Shares or Subject Amounts inure to the benefit of the Company or the Agent, but such Subject Amounts may be used to cover expenses incurred by the Agent in performing its duties.

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     C.   LIMITATION ON ENFORCEABILITY. Notwithstanding anything herein to the contrary, with respect to any Transfer of Stock which would cause a Person or Public Group (the "Prohibited Party") to violate a restriction provided for in Subparagraph B(1) of Section I above only on account of the attribution to the Prohibited Party of the ownership of Stock by a Person or Public Group which is not controlling, controlled by or under common control with the Prohibited Party, which ownership is nevertheless attributed to the Prohibited Party, Subparagraph B(1) of Section I above shall not apply in a manner that would invalidate such Transfer. In such case, the Prohibited Party and any Persons controlling, controlled by or under common control with the Prohibited Party (collectively the "Prohibited Party Group") shall automatically be deemed to have disposed of, and shall be required to dispose of, sufficient shares of Stock (which shares shall consist only of shares held legally or beneficially, whether directly or indirectly, by any member of the Prohibited Party Group, but not shares held through another Person, other than shares held through a Person acting as agent or fiduciary for any member of the Prohibited Party Group, and which shares shall be disposed of in the inverse order in which they were acquired by members of the Prohibited Party Group) to cause the Prohibited Party, following such disposition, not to be in violation of Subparagraph B(1) of Section I above, provided that in the event no member of the Prohibited Party Group (i) is an Other Permitted Holder and (ii) had any actual knowledge that such Transfer was prohibited under Subparagraph 8(1) of Section I above, such disposition shall only be effected to the extent necessary in order to prevent an Ownership Change. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of shares which are deemed to be disposed of shall be considered Prohibited Shares and shall be disposed of through the Agent as provided in Paragraph B of this Section II, except that the maximum amount payable to the Prohibited Party in connection with such sale shall be the fair market value of the Prohibited Shares at the time of the Prohibited Transfer.

     D. OTHER REMEDIES. In the event that the Board of Directors determines that a Person proposes to take any action in violation of Paragraph B of Section I above, or in the event that the Board of Directors determines after the fact that an action has been taken in violation of Paragraph B of Section I, the Board of Directors, subject to the second and third sentences of the introductory paragraph of this
          Section II, may take such action as it deems advisable to prevent or to refuse to give effect to any Transfer or other action which would result, or has resulted, in such violation, including, but not limited to, refusing to give effect to such Transfer or other action on the books of the Company or instituting proceedings to enjoin such Transfer or other action. If any Person shall knowingly violate Paragraph B of Section I, then that Person and all other Persons controlling, controlled by or under common control with such Person shall be jointly and severally liable for, and shall pay to the Company, such amount as will, after taking account of all taxes imposed with respect to the receipt or accrual of such amount and all costs incurred by the Company as a result of such loss, put the Company in the same financial position as it would have been in had such violation not occurred.

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III. PROMPT ENFORCEMENT AGAINST PURPORTED ACQUIROR. Within 30 business days of learning of a purported Transfer of Prohibited Shares to a Purported Acquiror or a Transfer of Stock to a Prohibited Party, the Company through its Secretary shall demand that the Purported Acquiror or Prohibited Party surrender to the Agent the certificates representing the Prohibited Shares, or any Resale Proceeds, and any Prohibited Distributions, and if such surrender is not made by the Purported Acquiror or Prohibited Party within 30 business days from the date of such demand, the Company shall institute legal proceedings to compel such surrender; provided, however, that nothing in this Section III shall preclude the Company in its discretion from immediately bringing legal proceedings without a prior demand, and also provided that failure of the Company to act within the time periods set out in this Section III shall not constitute a waiver of any right of the Company to compel any transfer required by Section II above. Upon a determination by the Board of Directors that there has been or is threatened a purported Transfer of Prohibited Shares to a Purported Acquiror or a Transfer of Stock to a Prohibited Party or any other violation of Paragraph B of Section I above, the Board of Directors may authorize such additional action as it deems advisable to give effect to the provisions of this ARTICLE EIGHTH, including, without limitation, refusing to give effect on the books of the Company to any such purported Transfer or instituting proceedings to enjoin any such purported Transfer.

IV. OBLIGATION TO PROVIDE INFORMATION. The Company may require as a condition to the registration of the Transfer of any Stock that the proposed transferee furnish to the Company all information reasonably requested by the Company with respect to all the direct or indirect ownership of Stock by the proposed transferee and by Persons controlling, controlled by or under common control with the proposed transferee.

V. LEGENDS. All certificates evidencing Stock that is subject to the restrictions on transfer set forth in this ARTICLE EIGHTH shall bear a conspicuous legend referencing such restrictions.

VI. FURTHER ACTIONS. Subject to the second and third sentences of the introductory paragraph of Section II, nothing contained in this ARTICLE EIGHTH shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Company and the interests of the holders of its securities in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law (including applicable regulations) making one or more of the following actions necessary, in the case of actions described in clauses (B), (C) and (D) below, or desirable, in the case of actions described in clause (A) below, the Board of Directors may (A) accelerate the Expiration Date, (B) extend the Expiration Date, (C) conform any terms or numbers set forth in the transfer restrictions in Section I above to make such terms consistent with the Internal Revenue Code and the Treasury Regulations following any changes therein to the extent necessary to preserve the Tax Benefits, or (D) conform the definitions of any terms set forth in this ARTICLE EIGHTH to

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     the definitions in effect following such change in law; provided that the
     Board of Directors shall determine in writing that such acceleration, extension, change or modification is reasonably necessary to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits, which determination shall be based upon an opinion of legal counsel to the Company and which determination shall be filed with the Secretary of the Company and mailed by the Secretary to all stockholders of the Company within ten days after the date of any such determination.

VII. SEVERABILITY. If any provision of this ARTICLE EIGHTH or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this ARTICLE EIGHTH.

As amended through April 22, 2008


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